Exhibit 99.01

Alico’s Chief Financial Officer Resigns

LaBelle, Fla., March 28, 2005.  Alico, Inc., (Nasdaq: ALCO) announced today that Craig Simmons has resigned as Chief Financial Officer of Alico, Inc., effective April 15, 2005. Mr. Simmons informed the Company that he would be pursuing a career in financial services. The Company has initiated a search to find his replacement.

Craig Simmons stated, " I have enjoyed my 15 year tenure at Alico and will miss the friends and associates I have made over those years. I have a new career direction ahead of me that I trust will offer the same opportunities that were afforded me at Alico."

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.